Exhibit 99.1

May 26, 2009                                                                                                           FOR IMMEDIATE RELEASE

RAYMOND JAMES ACQUIRES INVESTMENT BANK
LANE, BERRY & CO. INTERNATIONAL, LLC

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. announced today that it has acquired Lane Berry, one of the nation’s leading middle market investment banking and advisory firms. Founded in 2002 by former Donaldson, Lufkin & Jenrette (DLJ) Managing Directors Frederick C. Lane and Robert M. Berry, Lane Berry employs 21 investment banking professionals with offices in Boston and Denver.
In addition to its reputation in Merger & Acquisition advisory services, the acquisition of Lane Berry contributes deep industry experience in the Business Services industry to the Raymond James investment banking platform, with particular expertise in financial services technology and payment and transaction processing.
As part of the acquisition, Lane, former chairman and CEO of Lane Berry, has joined Raymond James as vice chairman of investment banking and will work closely with Jim McDaniel and Dav Mosby, co-heads of Raymond James’ Investment Banking group, to actively serve clients across each of the firm’s core industry practices.
Berry, former president of Lane Berry, has joined as managing director and co-head of Raymond James’ M&A practice, and will help lead the firm’s expanded focus on middle market M&A advisory services.
Another of Lane Berry’s senior professionals, James E. Bunn, has been appointed co-head of the firm’s Business Services practice and, with Managing Director Joe Estes, will lead Raymond James’ investment banking effort in that industry.
“We are extremely fortunate to have the Lane Berry professionals join our firm,” said Jeff Trocin, executive vice president of Raymond James and head of the firm’s Equity Capital Markets unit. “They bring a highly regarded reputation in M&A advisory services and their senior-level, industry-expertise focused dedication to serving clients complements Raymond James’ approach. This acquisition underscores the continued expansion of our investment banking platform and the firm’s commitment to strategic growth in all market conditions.”
 “Lane Berry represents the most prominent middle market investment bank serving the Business Services industry and this combination meaningfully enhances our expertise and presence in the sector,” added Mosby.
“Raymond James is a premier investment bank with an exceptional reputation in equity research and world-class institutional and retail distribution capabilities,” said Lane. “As we considered the next phase of our firm’s evolution, it became clear that Raymond James offered a close cultural fit and a full-service investment banking platform that would enable us to more fully serve the needs of our clients. My partners and I are pleased to be joining Raymond James, and look forward to helping build what we believe is a unique and powerful franchise.”
While at DLJ, Lane was instrumental in growing the firm’s investment banking business. The founder of DLJ’s first regional investment banking office, he spent more than half of his career in New York, where he served on the firm’s Equity Underwriting, Banking Review and Fairness and Valuation Committees. From 1989 to 1995, he was co-head of DLJ’s M&A Department.
        Prior to forming Lane Berry, Berry was co-head of CSFB’s Boston office. He joined DLJ in 1994 and soon after transferred to DLJ’s Boston office in order to head the firm’s financial sponsor calling effort in that market. Before that he spent seven years with Kidder, Peabody & Co., in its New York, London, Los Angeles and Atlanta offices.
While at Lane Berry, Bunn was managing director and head of Transaction Processing & Financial Services Technology. Previously, he spent six years in Citigroup Global Markets’ Electronic Financial Services Group, focusing exclusively on the financial technology and payment and transaction processing industries.
Terms of the acquisition will not be disclosed.

About Raymond James

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in more than 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $172 billion, of which $26 billion are managed by the firm’s asset management subsidiaries. The firm’s website is raymondjames.com.

About Lane Berry

Lane, Berry & Co. International, LLC, with offices in Boston and Denver, provides investment banking services to corporations, their boards and shareholders on matters relating to mergers, acquisitions, divestitures, debt and equity financings, and corporate governance issues.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.